Exhibit 10.19

China Yongxin Pharmaceuticals Inc.
927 Canada Court
City of Industry, California 91748

March 30, 2010

To:	[__________]

Re:	China Yongxin Pharmaceuticals Inc. Board of Directors – Acceptance Letter

Dear [________]:

China Yongxin Pharmaceuticals Inc., a Delaware corporation (the “Company”), is pleased to offer you a director position on its Board of Directors (the “Board”).  The business and affairs of the Company shall be managed under the direction of the Board, in accordance with Delaware law and the Articles of Incorporation (as amended) and Bylaws (as amended) of the Company.  The Board will meet regularly and as frequently as once a month.

This document amends and restates the original Director’s Offer and Acceptance Letter between you and the Company dated February 25, 2010.

Should you choose to accept this position as a member of the Board, this letter shall constitute the effective agreement between you and the Company regarding certain terms and conditions relating to the services you are to provide as a director.

1.           Term.  The terms of this agreement will apply for as long as you serve as a director on the Board.  Your term as director will begin upon formal appointment by the Board of Directors, and will continue until your successor is duly elected and qualified.   The Company’s Board of Directors is re-elected each year at the annual shareholder’s meeting and upon re-election, the terms and provisions of this agreement shall remain in full force and effect.

2.           Services and Compensation.  You agree to render services in the area of managing or directing the business and affairs of the Company in accordance with Delaware law and the Articles of Incorporation (as amended) and Bylaws (as amended) of the Company (hereinafter your “Duties”).  You shall consult with other members of the Board at meetings held monthly at locations designated by the Chairman of the Board of the Company.  The Board anticipates that you will be appointed to serve as the Chairman of the Audit Committee, and you agree to accept this appointment. You may also be appointed by the Board or Chairman to serve on one or more other board committees (Compensation and/or Nominating), and you agree to serve on those committees.  In consideration for your service as a member of the Board and the Chairman of the Audit Committee, the Company agrees to pay you an annual compensation of USD 30,000 (the “Annual Compensation”) and in connection with your agreement to join the Board you will also be eligible to receive a stock option award for the purchase of up to 200,000 shares (subject to appropriate adjustment in the event of reverse stock splits or similar events that occur after the date of this letter) of the Company’s common stock through an incentive stock option plan to be adopted by the Company.  The stock option will be subject to vesting, consistent with similar awards granted to other directors on the Board.  Your Annual Compensation shall be paid in a manner consistent with compensation to all directors on the Board, as determined by the Board of Directors.  Your compensation as a director in any future periods is subject to the determination of the Board of Directors, and may differ in future periods should you continue to serve on the Board.

3.           Services for Others.  You shall be free to represent or perform services for other organizations or persons during the term of this agreement.  However, you agree that you do not presently perform and do not intend to perform, during the term of this agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing).  Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

6.           No Assignment.  Due to the personal nature of the services to be rendered by you, this agreement may not be assigned by you without the prior written consent of the Company.

7.           Confidential Information; Non-Disclosure.  In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.           Definition.  For purposes of this agreement the term “Confidential Information” means:

i.           Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.          Any information which is related to the business of the Company and is generally not known by non-Company personnel.

iii.         By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.           Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include:

i.           Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this agreement, or any other agreement requiring confidentiality between the Company and you;

ii.          Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.         Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c.           Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company.  In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand or upon termination of this agreement.

d.           No Disclosure.  You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of his business relationship with the Company.  You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this agreement.

10.         Entire Agreement; Amendment; Waiver.  This agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this agreement may be amended and observance of any term of this agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this agreement.  The failure of any party at any time to require performance by any other party of any provision of this agreement shall not affect the right of any such party to require future performance of such provision or any other provision of agreement.

[Remainder of Page Left Blank Intentionally]

The Agreement has been executed and delivered by the undersigned and is effective as of the date set first set forth above.

Sincerely,

CHINA YONGXIN PHARMACEUTICALS INC.

By:	/s/ Yongxin Liu
Yongxin Liu
Chief Executive Officer

AGREED AND ACCEPTED:

Schedule

Schedule prepared in accordance with Instruction 2 to Item 601 of Regulation S-K

The director offer and acceptance letters dated March 3, 2010 are substantially identical in all material respects except as to the director, annual compensation and the restricted common stock or stock option.

Director	Annual Compensation	Restricted Stock or Stock Option (pre-reverse split)
Hal Lieberman	$30,000.00	200,000 shares of stock option
Laura Philips	$20,000.00	200,000 shares of restricted common stock or stock option
Jingang Wang	$20,000.00	200,000 shares of stock option
Bing Li	$20,000.00	200,000 shares of stock option